SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14A-101)
                          INFORMATION REQUIRED IN
                              PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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          ( )  Preliminary proxy statement

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          ( )  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             KMART CORPORATION
              (Name of registrant as specified in its charter)

                             KMART CORPORATION
                 (Name of Person(s) Filing Proxy Statement)

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           or 14a-6(i)(2)

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           Exchange Act Rule 14a-6(i)(3)

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          The following is the text of two press releases that were
          issued by Kmart Corporation on June 3, 1994:

          "Kmart Chairman Joseph E. Antonini today outlined an action plan to improve the company's performance and recessed the company's 82 Annual Shareholders meeting until 5 p.m. so that proxy voting can continue.

          Due to the importance of the vote and large number of unvoted and untabulated shares, the voting period was extended to 5 p.m. Antonini said votes are running about 2 to 1 in favor of the Specialty Retail Stock Proposal though there is a significant number of shares that have not yet been voted or tabulated.

          The annual meeting will reconvene at 5 p.m. for purposes of closing the voting process.

          In his remarks to shareholders, Antonini outlined four performance goals the company will focus on to deliver improved value to Kmart shareholders. Antonini promised to report regularly to shareholders specific measures to reach these goals. The goals are:

               1. Restore Kmart's earnings power by boosting sales in the core U.S. Kmart stores division.

               2. Complete the modernization of the Kmart store base, including the roll-out of the Super Kmart
               Center format.

               3. Strengthen the commitment to give customers the merchandise they want at the right time and right price at all times.

               4. Build a culture within Kmart that fosters and thrives on positive change.

          `These goals encompass actions ranging from boosting store sales to overhauling core systems to refining daily operations,' Antonini said.

          At the meeting, Antonini identified profit improvement initiatives amounting to $600 to $800 million over the next two years with more than $100 million to be realized in 1994 alone.

          Actions Kmart is putting into place to accomplish these goals include a new field management structure which allows decision making closer to the customer; a new store management structure combining soft and hardlines reporting directly to the store manager; new stocking methods which free up sales floor associates for customer service; micro marketing to enhance promotional opportunities store by store; daily delivery of products to stores; and consolidating functions at the headquarters level.

          `Our management team is determined and personally committed to turning around the earnings of our core U.S. Kmart Store Division,' added Antonini.


          Turning to the Specialty Division, Antonini stated that the company had carefully reviewed the Specialty Retail portfolio during the past five years. The review resulted in discontinuing the operation of PACE Membership Warehouses and divesting the Payless Drug Stores subsidiary. Three of the remaining businesses -- Borders/Walden, The Sports Authority and OfficeMax -- are fast-growing, strongly profitable businesses with leadership positions in their respective segments. The fourth, Builders Square, has considerable potential with a format that sets it apart from competitors in the home improvement category.

          `Our four specialty retailing businesses continue to be significant sources of value creation for shareholders and have been over the past few years,' said Antonini."

                                 *   *   *

          "Kmart Corporation today announced that due to the large number of shares that had not yet been voted and tabulated as of its 9 a.m. Annual Shareholders Meeting, polls will remain open until 5 p.m. today.

          The Kmart Annual Shareholders meeting is in recess until the polls close. Shareholders may vote their shares by delivering properly executed proxies to the company prior to 5 p.m. At 5 p.m. the meeting will reconvene solely for the purposes of closing the polls.

          Kmart shareholders are being asked, among other things, to approve a proposal to authorize the Board of Directors to issue four new series of Kmart common stock that are intended to reflect the separate performance of each of its specialty retail businesses.

          Questions concerning the voting of shares should be directed to the company's information agent, Georgeson & Company, Inc., toll-free at 1-800-233-2064."